UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2018

Strategic Student & Senior Housing Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-220646

Maryland	81-4112948
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2018, a subsidiary of Strategic Student & Senior Housing Trust, Inc. (referred to herein as “we,” “us,” “our” or the “Company”) entered into a purchase and sale agreement with unaffiliated third parties (the “Purchase Agreement”) for the acquisition of an existing 284-unit senior housing community, known as Courtyard at Mt. Tabor, located in Portland, Oregon (the “Property”). The information in this Item 1.01 description is qualified in its entirety by the full Purchase Agreement which is attached as Exhibit 10.1 hereto.

The Property is comprised of independent living (199-units), assisted living (73-units) and memory care (12-units). The Property also contains developable land intended to be developed for an additional 23-units of memory care. The Property is currently operated by Integral Senior Living (“ISL”) and offers 24-hour staffing, 3 daily meals and social activities. Amenities generally include a library, café, salon, activity room and fitness center. If the acquisition is completed, we plan to utilize a RIDEA structure for the Property and continue to use ISL as the third party operator for the Property. ISL’s portfolio of managed communities includes approximately 59 communities with approximately 5,000 residents and 3,000 employees.

The purchase price for the Property is $92 million. We expect to fund approximately 70% of our acquisition of the Property with a mortgage loan in the amount of $63.2 million from KeyBank National Association (“KeyBank”) as a Freddie Mac Multifamily Approved Seller/Servicer (the “Freddie Mac Portland Loan”) and to fund the remaining portion with any combination of net proceeds from our offering, a bridge loan, and/or other equity or debt financing from third parties or affiliates. The closing of the Property is anticipated to occur on August 31, 2018 but is subject to two 30-day extensions at our option. There can be no assurance that we will be able to obtain the Freddie Mac Portland Loan, a bridge loan, or other equity or debt financing at or prior to the time of closing. In addition, we anticipate that the construction of the additional 23-units of memory care, which is expected to be completed post-closing, will cost approximately $9.0 million and will be funded using any combination of net proceeds from our offering, a bridge loan, and/or other equity or debt financing from third parties or affiliates.

Pursuant to the Purchase Agreement, we will be obligated to purchase the Property only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Property generally based upon:

•	our ability to raise sufficient net proceeds from our offering, obtain the Freddie Mac Portland Loan, or obtain funds from other equity or debt financing;

•	satisfactory completion of due diligence on the Property and the sellers of the Property;

•	approval by our board of directors to purchase the Property;

•	satisfaction of the conditions to the acquisition in accordance with the Purchase Agreement; and

•	no material adverse changes relating to the Property, the sellers of the Property or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Property. We and our operating partnership are required to apply 100% of the net proceeds (net of customary transaction costs, offering costs, and certain corporate expenditures approved by KeyBank, including distributions to our common stockholders) of all capital events, including equity issuances, to repay an existing bridge loan with KeyBank related to our acquisition of three senior housing communities in the Salt Lake City area, which will impact the amount of funds we would otherwise have available.

In connection with the potential acquisition of the Property, our operating partnership has deposited earnest money of $500,000 and is obligated to deposit $500,000 of additional earnest money on or before July 19, 2018 if we elect to proceed. The initial $500,000 deposit was funded by an affiliate of our sponsor in exchange for preferred units in our operating partnership pursuant to the terms of our Series A Cumulative Redeemable Preferred Unit Purchase Agreement.

In connection with the Freddie Mac Portland Loan, we have signed a loan application agreement, which required an application deposit of approximately $0.1 million. The initial application deposit will be used to pay for various fees and expenses during the loan process. We also expect to have the ability to post an index lock deposit equal to 2% of the loan amount, or approximately $1.3 million. If we elect to proceed with the purchase of the Property and enter into an index lock, and then subsequently fail to complete the acquisition of the Property, we may forfeit at least $2.4 million in earnest money, deposits and fees. However, the actual amount forfeited may be more if certain breakage fees are greater than the index lock deposit. In addition to the foregoing, we will incur other costs and expenses with respect to the loan and acquisition, such as those related to our due diligence process.

Other properties and investments may be identified in the future that we may acquire prior to or instead of the Property. Due to the considerable conditions to the consummation of the acquisition of the Property, we cannot make any assurances that the closing of the Property is probable.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, by and among Courtyard Plaza Limited Partnership, Courtyard Assisted Members, L.L.C. and SSSHT Acquisitions, LLC, dated June 5, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

Date: June 8, 2018	By:	/s/ Michael O. Terjung
Michael O. Terjung
Chief Financial Officer and Treasurer